Exhibit 10.14
Rogers Corporation
Compensation Recovery Policy
Adopted August 9, 2023
1.Purpose
The Board of Directors (the “Board”) of Rogers Corporation (the “Company”) has adopted this Compensation Recovery Policy (the “Policy”) which provides for the recoupment of incentive-based compensation in the event of an accounting restatement or misconduct. This Policy is intended to comply with Section 10D of the Securities Exchange Act of 1934 (the “Act”), the rules promulgated thereunder by the U.S. Securities and Exchange Commission (the “SEC”), and the listing standards of the New York Stock Exchange (“NYSE”) (collectively, the “Applicable Rules”), and will be interpreted consistent therewith.
2.Applicability and Effective Date
This Policy is effective October 2, 2023 (the “Effective Date”) and is applicable to all Incentive-Based Compensation (as defined below) received by Executive Officers (as defined below) after the Effective Date. The Policy will be administered by the Board or, if so designated by the Board, the Compensation and Organization Committee of the Board (the “Committee”), in which case references to the Board will be deemed to be references to the Committee. Any determination made by the Board under this Policy will be final and binding on all affected individuals. Each Executive Officer shall be required to execute the acknowledgement in Appendix A of this Policy as soon as practicable after the later of (i) the Effective Date and (ii) the date on which the employee is designated as an Executive Officer; provided, however, that failure to execute such acknowledgement shall have no impact on the enforceability of this Policy.
3.Compensation Recovery in the Event of an Accounting Restatement
a.Compensation Recovery Trigger and Repayment/Forfeiture Requirement
In the event the Company is required to prepare an Accounting Restatement (as defined below), any Executive Officer who received Excess Compensation (as defined below) during the three (3) completed fiscal years preceding the date the Company is required to prepare an Accounting Restatement (the “Look-Back Period”) shall be required to repay or forfeit such Excess Compensation reasonably promptly.
b.Method of Repayment, Conditions for Non-Recovery
The Board shall have discretion to determine the appropriate means of recovery of Excess Compensation, which may include, without limitation, direct payment in a lump sum from the Executive Officer, recovery over time, cancellation of outstanding awards, the reduction of future pay and/or awards, and/or any other method which the Board determines is advisable to achieve reasonably prompt recovery of Excess Compensation. At the direction of the Board, the Company shall take all actions reasonable and appropriate to recover Excess Compensation from any applicable Executive Officer. To the extent that an Executive Officer fails to repay Excess Compensation to the Company when due, such Executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Excess Compensation in accordance with this Policy.
The Committee, or in the absence of the Committee, a majority of the independent directors on the Board, may determine that repayment of Excess Compensation (or a portion thereof) is not required only where it determines that recovery would be impracticable and one of the following circumstances exists: (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, provided the Company has (A) made a reasonable attempt to recover such Excess Compensation, (B) documented such reasonable attempt, and (C) provided such documentation to NYSE; or (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.
c.No Fault Application, No Indemnification
Recovery of Excess Compensation under this Policy is on a “no fault” basis, meaning that it will occur regardless of whether the Executive Officer engaged in misconduct or was otherwise directly or indirectly responsible, in whole or in part, for the Accounting Restatement. No Executive Officer may be indemnified by the Company, or any of its affiliates, from losses arising from the application of this Policy.
4.Compensation Recovery in the Event of Misconduct
In the event the Board determines that an Executive Officer engaged in Misconduct (as defined below), the Board, to the extent permitted by applicable law and in its full discretion, may deem it appropriate under the circumstances to require any such officer to forfeit or reimburse the Company for some or all of the Covered Compensation (as defined below) awarded to or received by such officer reasonably promptly.

5.Definitions
For purposes of this Policy, the following definitions will apply:
“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that corrects an error that is not material to previously issued financial statements but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
Changes to financial statements that do not constitute an Accounting Restatement include retroactive: (i) application of a change from one generally accepted accounting principle to another generally accepted accounting principle; (ii) revisions to reportable segment information due to a change in internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; and (v) revisions for stock splits, reverse stock splits, stock dividends, or other changes in capital structure.
“Covered Compensation” means any incentive compensation (such as payments under the Annual Incentive Compensation Plan (AICP)), equity award (such as stock options and performance-based restricted stock units), or other compensation paid or payable by Rogers Corporation or its subsidiaries that is determined by reference to incentive compensation, an equity award or both (such as additional accruals under the Pension Restoration Plan due to AICP payments).
“Excess Compensation” means any amount of Incentive-Based Compensation received by an Executive Officer after commencement of service as an Executive Officer that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the Accounting Restatement, computed without regard to any taxes paid. For Incentive Compensation based on stock price or total shareholder return, where the amount to be recovered is not subject to mathematical recalculation directly from information in the Accounting Restatement, the amount to be recovered shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return, as applicable, and the Company shall retain documentation of the determination of such estimate and provide such documentation to NYSE if so required by the Applicable Rules. Incentive-Based Compensation is deemed received during the fiscal year during which the applicable financial reporting measure, stock price and/or total shareholder return measure, upon which the payment is based, is achieved, even if the grant or payment occurs after the end of such period.
“Executive Officer” means an individual who is, or was during the Look-Back Period, an executive officer of the Company within the meaning of Rule 10D-1(d) under the Act.
“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part on stock price, total shareholder return, and/or the attainment of (i) any financial reporting measure(s) that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and/or (ii) any other measures that are derived in whole or in part from such measures.
Compensation that does not constitute “Incentive-Based Compensation” includes equity incentive awards for which the grant is not contingent upon achieving any financial reporting measure performance goal for an individual to receive such award and that vest exclusively upon completion of a specified employment period, without any performance condition, and bonus awards that are discretionary or based on subjective goals or goals unrelated to financial reporting measures.
“Misconduct” means any gross negligence, fraudulent behavior, illegal conduct, intentional violation of the Company’s Code of Business Ethics, or a willful violation of an employment, confidentiality or non-compete agreement (or any similar type of agreement). Examples of Misconduct include, but are not limited to, violation of any rules or regulations promulgated under the Act, felony convictions, and violation of restrictive covenant agreements (including covenants not to compete or solicit). Determinations of Misconduct will be made by the Board in its sole and absolute discretion.

6.Administration, Amendment, and Termination
This Policy will be enforced and, if applicable, appropriate proxy disclosures and exhibit filings will be made in accordance with the Applicable Rules and any other applicable rules and regulations of the SEC and applicable NYSE listing standards.
The Board shall have authority to (i) exercise all of the powers granted to it under this policy, (ii) construe, interpret, and implement this policy, and (iii) make all determinations necessary or advisable in administering this policy.

In addition, subject to continued compliance with the Applicable Rules, the Board may terminate this policy or amend this policy, from time to time in its discretion, and shall amend this Policy, as it deems necessary, including to reflect changes in applicable law.
In the event of any conflict or inconsistency between this Policy and any other policies, plans, agreements, or other materials of the Company, this Policy will govern.
This Policy will be deemed to be automatically updated to incorporate any requirement of law, the SEC, exchange listing standard, rule or regulation applicable to the Company.

Approved by the Board of Directors on August 9, 2023, with the effective date of October 2, 2023.

Appendix A:
Rogers Corporation
Compensation Recovery Policy
ACKNOWLEDGMENT
The undersigned acknowledges and agrees that the undersigned (i) is, and will be, subject to the Rogers Corporation Compensation Recovery Policy (the “Policy”) to which this acknowledgement is appended, and (ii) will abide by the terms of the Policy, including by returning (A) Excess Compensation (as defined in the Policy), pursuant to whatever method the Board determines is advisable to achieve reasonably prompt recovery of such Excess Compensation, and (B) Covered Compensation (as defined in the Policy), as prescribed under the Policy.

Capitalized terms used but not defined have the meanings set forth in the Policy.

Print Name

Signature

Dated:

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